RYAM Announces Strong Preliminary 2024 Financial Results and Provides Update on Tariffs

JACKSONVILLE, Fla., February 3, 2025 - Rayonier Advanced Materials Inc. (NYSE: RYAM) (the “Company” or “RYAM”), the global leader in High Purity Cellulose, today announced unaudited preliminary financial results for the fiscal year ended December 31, 2024, and provided an update on tariffs.

These preliminary 2024 results remain subject to completion of the company’s fiscal year financial audit.

Financial Highlights:

•Net Sales: $1,639 million, a decline of $4 million from the prior year

•Loss from Continuing Operations: $43 million, an improvement of $59 million from the prior year

•Adjusted EBITDA: $222 million, a 60% increase from $139 million in 2023, reflecting operational improvements, a supportive supply/demand environment in the core Cellulose Specialties business, and particularly strong shipments at the end of 2024

•Adjusted EBITDA Margin: 13.5%, an improvement from 8.5% in 2023 primarily reflecting the improved High Purity Cellulose sales mix towards Cellulose Specialties, lower unit production costs, and enhanced operational efficiencies driven by targeted cost-saving initiatives

•Cash Provided by Operating Activities: $205 million, an increase of $69 million from the prior year

•Adjusted Free Cash Flow: $130 million, an increase of $77 million from the prior year

•Net Secured Leverage: 2.7x covenant EBITDA versus the covenant of 5.0x. Net secured debt was reduced by $73 million in 2024

•2025 Cellulose Specialties Outlook: 2025 Cellulose Specialties average sales prices are projected to increase mid-single-digit percentage from 2024 levels, in line with RYAM’s “value over volume” strategy. 2025 Cellulose Specialties sales volumes are expected to decline versus 2024 levels due to the indefinite suspension of the Temiscaming High Purity Cellulose plant; however, 2025 revenue is expected to be flat to 2024 levels

While the situation is dynamic, RYAM is actively assessing the impact of tariffs, particularly on its Canadian derived revenues. In 2024, approximately 11% of RYAM’s total revenues were generated from Canadian Paperboard exports to the U.S. The Company has been proactively pursuing mitigation actions since late 2024 to partially offset these impacts. If the proposed 25% tariff on Canadian shipments to the U.S. is enacted, the Company would expect an impact of up to $3.5 million per month while in place. Even with these potential tariffs at currently announced levels, the Company expects to cover all fixed charges, including maintenance capital and interest expenses.

Additional details will be provided during the Company’s upcoming earnings call.

About RYAM

RYAM is a global leader in the production of cellulose-based products, specializing in high purity cellulose specialties, a plant-based polymer commonly used in the production of filters, food, pharmaceuticals, and other industrial applications. RYAM’s specialized assets are also used to produce biofuels, bioelectricity, and other biomaterials such as bioethanol and tall oils. The company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada, and France, RYAM generated an estimated $1.6 billion in revenue in 2024. More information is available at www.RYAM.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal, or other outcomes, including business and market conditions, outlook, and other similar statements relating to Rayonier Advanced Materials’ or future or expected events, developments, or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "anticipate," and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events, and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained. It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com